Exhibit 10.2

PLEDGE AND SECURITY AGREEMENT

PLEDGE AND SECURITY AGREEMENT, dated as of December 2, 2011 (this “Agreement”), made by each of the Grantors referred to below, in favor of Highbridge Principal Strategies, LLC, a Delaware limited liability company, in its capacity as collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Financing Agreement, dated as of the date hereof (such agreement, as amended, restated, supplemented, modified or otherwise changed from time to time, including any replacement agreement therefor, being hereinafter referred to as the “Financing Agreement”), by and among Builders FirstSource, Inc., a Delaware corporation (the “Parent”), each subsidiary of the Parent listed as a “Borrower” on the signature pages thereto (each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereto (together with the Parent and each other Person that executes a joinder agreement and becomes a “Guarantor” thereunder or otherwise guaranties all or any part of the Obligations (as defined therein), each a “Guarantor” and collectively, the “Guarantors” and together with the Borrowers and each other Person that executes a supplement hereto and becomes an “Additional Grantor” hereunder, each a “Grantor” and collectively, the “Grantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), the Collateral Agent, and Highbridge Principal Strategies, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, and together with its successors and assigns, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”), the Lenders have agreed to make certain term loans (each a “Loan” and collectively, the “Loans”), to the Borrowers;

WHEREAS, it is a condition precedent to the Lenders making any Loan to the Borrowers pursuant to the Financing Agreement that each Grantor shall have executed and delivered to the Collateral Agent this Agreement;

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Collateral Agent and the Lenders to make and maintain the Loans to the Borrowers pursuant to the Financing Agreement, the Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

SECTION 1. Definitions.

(a) Reference is hereby made to the Financing Agreement for a statement of the terms thereof. All capitalized terms used in this Agreement and the recitals hereto which are defined in the Financing Agreement or in Article 8 or 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”) and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute.

(b) The following terms shall have the respective meanings provided for in the Code: “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Securities Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

(c) As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Additional Collateral” has the meaning specified therefor in Section 4(a)(i) hereof.

“Additional Guarantor” has the meaning specified therefor in Section 13(f) hereof.

“Collateral” has the meaning specified therefor in Section 2 hereof.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to use or sell any works covered by any Copyright (including, without limitation, all Copyright Licenses set forth in Schedule 6.01(w) to the Financing Agreement).

“Copyrights” has the meaning specified therefor in the definition of the term “Intellectual Property”.

“Existing Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Intellectual Property” means all U.S and non-U.S. (i) published and unpublished works of authorship (including, without limitation, computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including, without limitation, all copyright registrations and applications listed in Schedule 6.01(w) to the Financing Agreement (collectively, “Copyrights”); (ii) inventions, discoveries, ideas and all patents and applications therefor, including, without limitation, divisions, continuations and continuations-in-part applications, and all extensions and reissues, including, without limitation, all patents and patent applications listed in Schedule 6.01(w) to the Financing Agreement (collectively, “Patents”); (iii) trademarks, service marks, brand names, certification marks, collective marks, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, and all extensions, modifications and renewals thereof, including, without limitation, all trademark registrations and applications listed in Schedule 6.01(w) to the Financing Agreement (collectively, “Trademarks”); (iv) confidential and proprietary information, trade secrets and know-how, including, without limitation, processes, schematics, databases, formulae, drawings, prototypes, models, designs and proprietary and confidential customer lists (collectively, “Trade Secrets”); and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, without limitation, rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Licenses” means the Copyright Licenses, the Patent Licenses and the Trademark Licenses.

“Other Proprietary Rights” has the meaning specified therefor in the definition of the term “Intellectual Property”.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right to manufacture, use or sell any invention covered by any Patent (including, without limitation, all Patent Licenses set forth in Schedule 6.01(w) to the Financing Agreement).

“Patents” has the meaning specified therefor in the definition of the term “Intellectual Property”.

“Perfection Requirements” means (A) the filing under the Uniform Commercial Code as in effect in the applicable jurisdiction of the financing statements described in Schedule I hereto, all of which financing statements have been duly filed and are in full force and effect, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property, the recording of the appropriate Grant of a Security Interest, substantially in the form of Exhibit B hereto in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to the perfection of the security interest created hereby in foreign Intellectual Property, registrations and filings in jurisdictions located outside of the United States and covering rights in such jurisdictions relating to such foreign Intellectual Property, (D) with respect to any action that may be necessary to obtain “control” (as defined in the Code) of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, and (E) the Collateral Agent’s having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral.

“Pledge Amendment” has the meaning specified therefor in Section 4(b) hereof.

“Pledged Debt” means all indebtedness from time to time owned or acquired by a Grantor, the promissory notes, other Instruments and Chattel Paper evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness, including, without limitation, the indebtedness described in Schedule II hereto (it being understood that Schedule II does not list any Pledged Debt with a value of less than $500,000 individually).

“Pledged Interests” means, collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all security entitlements in any and all of the foregoing.

“Pledged Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Pledged Shares” means (a) the shares of Equity Interests described in Schedule III hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule III (the “Existing Issuers”), (b) the shares of Equity Interests at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, and (c) the certificates representing such shares of Equity Interests, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Equity Interests, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests; provided, however that Pledged Shares shall not include any Equity Interests of the Parent that are owned by the Parent.

“Secured Parties” means, collectively, the Agents and the Lenders.

“Secured Obligations” has the meaning specified therefor in Section 3 hereof.

“Security Agreement Supplement” has the meaning specified therefor in Section 13(f) hereof.

“Trade Secrets” has the meaning specified therefor in the definition of the term “Intellectual Property”.

“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements (including, without limitation, all Trademark Licenses described in Schedule 6.01(w) to the Financing Agreement).

“Trademarks” has the meaning specified therefor in the definition of the term “Intellectual Property”.

SECTION 2. Grant of Security Interest. As collateral security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in, all personal property and Fixtures of such Grantor, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible, including, without limitation, the following (all being collectively referred to herein as the “Collateral”):

(a) all Accounts;

(b) all Chattel Paper (whether tangible or electronic);

(c) the Commercial Tort Claims specified in the Perfection Certificate;

(d) all Deposit Accounts, all cash, and all other property from time to time deposited therein or otherwise credited thereto and the monies and property in the possession or under the control of any Agent or any Lender or any affiliate, representative, agent or correspondent of any Agent or any Lender;

(e) all Documents;

(f) all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(g) all Goods, including, without limitation, all Equipment, Fixtures and Inventory;

(h) all Instruments (including, without limitation, Promissory Notes);

(i) all Investment Property;

(j) all Letter-of-Credit Rights;

(k) all Pledged Interests;

(l) all Supporting Obligations;

(m) all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding clauses of this Section 2 hereof (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards,

Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 hereof or are otherwise necessary or helpful in the collection or realization thereof; and

(n) all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Grantor is pledging, nor granting a security interest hereunder in, any Excluded Property (other than the deposit account or securities account of any Grantor that is used exclusively to cash collateralize letters of credit to the extent permitted under clause (q)(i) of the definition of Permitted Liens); provided, however, that for the avoidance of doubt, none of the Equity Interests described on Schedule III hereto or the deposit accounts described on Schedule V(B) of the Perfection Certificate constitute “Excluded Property”.

The Grantors agree that the pledge of the shares of Equity Interests of any Pledged Issuer who is a Foreign Subsidiary may be supplemented by one or more separate pledge agreements, deeds of pledge, share charges, or other similar agreements or instruments, executed and delivered by the relevant Grantors in favor of the Collateral Agent, which pledge agreements will provide for the pledge of such shares of Equity Interests in accordance with the laws of the applicable foreign jurisdiction. With respect to such shares of Equity Interests, the Collateral Agent may, at any time and from time to time, in its reasonable discretion, take actions in such foreign jurisdictions that will result in the perfection of the Lien created in such shares of Equity Interests.

SECTION 3. Security for Secured Obligations. The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Secured Obligations”):

(a) the prompt payment by each Grantor, as and when due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), of all amounts from time to time owing by it in respect of the Financing Agreement and/or the other Loan Documents, including, without limitation, all Obligations; and

(b) the due performance and observance by each Grantor of all of its other obligations from time to time existing in respect of the Loan Documents.

SECTION 4. Delivery of the Pledged Interests.

(a) All promissory notes having a value of more than $500,000 individually (or $1,500,000 in the aggregate) currently evidencing the Pledged Debt and all certificates currently representing the Pledged Shares shall be delivered to the Collateral Agent on or prior to the execution and delivery of this Agreement. All other promissory notes, certificates and Instruments constituting Pledged Interests from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement or the Financing Agreement (the “Additional Collateral”) shall be delivered to the Collateral Agent within ten (10) Business Days (in the case of Pledged Shares) or thirty (30) days (in the case of Pledged Debt) (or, in each case, such later date as the Collateral Agent may agree) of, receipt thereof by or on behalf of any of the Grantors; provided that such delivery requirement shall not apply to any Pledged Debt having a value of less than $500,000 individually (or $1,500,000 in the aggregate). All such promissory notes, certificates and Instruments shall be held by or on behalf of the Collateral Agent pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent. If any Pledged Interests consists of uncertificated securities having a value of more than $500,000, unless the immediately following sentence is applicable thereto, such Grantor shall promptly notify the Collateral Agent, and promptly following the request of the Collateral Agent, cause (or in the case of an issuer that is not a Subsidiary, use commercially reasonable efforts to cause) each issuer of such securities to agree that it will comply with instructions originated by the Collateral Agent with respect to such securities without further consent by such Grantor. If any Pledged Interests consists of security entitlements, such Grantor shall cause the applicable securities intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by such Grantor.

(b) Within (10) Business Days (in the case of Pledged Shares) or thirty (30) days (in the case of Pledged Debt) (or, in each case, such later date as the Collateral Agent may agree) of the receipt by a Grantor of any Additional Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”), shall be delivered to the Collateral Agent, in respect of the Additional Collateral that must be pledged pursuant to this Agreement and the Financing Agreement. From and after delivery thereof, the Pledge Amendment shall constitute part of Schedules II and III hereto. Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all promissory notes, certificates or Instruments listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder constitute Pledged Interests and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral.

SECTION 5. Representations and Warranties. Each Grantor jointly and severally represents and warrants as of the date hereof as follows:

(a) The Perfection Certificate, dated as of the date hereof, a copy of which has been previously delivered to the Collateral Agent, is true, complete and correct in all respects (other than immaterial errors).

(b) None of the receipts received by any Grantor from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns (other than goods having a value of less than $50,000 in the aggregate). Each Grantor keeps its Records concerning Accounts at its chief executive office.

(c) None of the material Other Proprietary Rights or material Trade Secrets of any Grantor have been used, divulged, disclosed or appropriated to the material detriment of such Grantor for the benefit of any other Person other than such Grantor; to the knowledge of each Grantor, no employee, independent contractor or agent of any Grantor has misappropriated any Other Proprietary Rights or Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and, to the knowledge of each Grantor, no employee, independent contractor or agent of any Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement, or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral, in each case, in a manner that could reasonably be expected to have a Material Adverse Effect. Each such Grantor has taken commercially reasonable steps to protect the confidentiality of its material Trade Secrets.

(d) The Existing Issuers set forth in Schedule III identified as a Subsidiary of a Grantor are each such Grantor’s only Subsidiaries existing on the date hereof. The Pledged Shares representing Equity Interests of Subsidiaries of the Parent have been duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. The Pledged Shares constitute 100% of the issued shares of Equity Interests of the Pledged Issuers as of the date hereof.

(e) The promissory notes currently evidencing the Pledged Debt made by any Grantor in favor of any other Grantor have been duly authorized, executed and delivered by the respective makers thereof, and all such promissory notes are the legal, valid and binding obligations of such makers, enforceable against such makers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(f) The Grantors are the sole and exclusive owners of, or otherwise have adequate rights in, the Collateral free and clear of any Lien except for the Permitted Liens. No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such (i) as may have been filed to perfect or protect any Permitted Lien or (ii) as for which termination statements will be delivered on the Effective Date with respect to the Existing Credit Facility.

(g) The exercise by the Collateral Agent of any of its rights and remedies hereunder in accordance with the requirements of applicable law will not contravene any law or any contractual restriction binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties.

(h) This Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as security for the Secured Obligations, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws. The Perfection Requirements result in the perfection of such security interests. Subject to the Perfection Requirements, such security interests are perfected, first priority security interests, subject in priority only to

Permitted Liens. Such Perfection Requirements and all other action necessary to perfect and protect such security interest have been duly made or taken, except for (i) the Collateral Agent’s having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Collateral Agent’s having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) to the extent not completed on the date hereof, the filing of the financing statements describe on Schedule I hereto by the Collateral Agent under the Uniform Commercial Code as in effect in the applicable jurisdiction.

(i) Each Pledged Issuer that is a domestic partnership or a limited liability company has irrevocably opted into Article 8 of the Uniform Commercial Code during the term of this Agreement.

SECTION 6. Covenants as to the Collateral. So long as any of the Secured Obligations (whether or not due) shall remain unpaid, unless the Collateral Agent shall otherwise consent in writing:

(a) Further Assurances. Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or that the Collateral Agent may reasonably request in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby; (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral; or (iii) otherwise to effect the purposes of this Agreement, including, without limitation: (A) executing and filing (to the extent, if any, that such Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (B) delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Interests (it being understood that such proxies shall only be exercisable during the continuance of an Event of Default), (C) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (D) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim reasonably expected to have a value in excess of $500,000, notifying the Collateral Agent within ten (10) Business Days following such acquisition in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance reasonably satisfactory to the Collateral Agent, and (E) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

(b) Provisions Concerning the Accounts. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may (in its sole and absolute discretion) direct any or all of the banks and financial institutions with which any Grantor either maintains a Deposit Account or a lockbox or deposits the proceeds of any Accounts to send immediately to the Collateral Agent or its designated agent by wire transfer (to such account as the Collateral Agent shall specify, or in such other manner as the Collateral Agent shall direct) all or a portion of such securities, cash, investments and other items held by such institution.

Any such securities, cash, investments and other items so received by the Collateral Agent or its designated agent shall (in the sole and absolute discretion of the Collateral Agent) be held as additional Collateral for the Secured Obligations or distributed in accordance with Section 9 hereof.

(c) Provisions Concerning the Pledged Interests. Each Grantor will

(i) at the Grantors’ joint and several expense, defend the Collateral Agent’s right, title and security interest in and to the Pledged Interests against the claims of any Person;

(ii) without the prior written consent of the Collateral Agent, not enter into any agreement or permit to exist any restriction with respect to the ability of such Grantor to pledge, sell, assign or transfer any Pledged Interests other than to the extent permitted by the Financing Agreement; and

(iii) except as permitted by the Financing Agreement, not permit the issuance by any Pledged Issuer of (A) any additional shares of any class of Equity Interests of such Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Equity Interests of such Pledged Issuer or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Equity Interests of such Pledged Issuer.

(d) Intellectual Property.

(i) Each Grantor (either itself or through its licensees or its sub-licensees) agrees that it will not do any act or omit to do any act whereby any of its Patents that are material to the conduct of such Grantor’s business may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by its Patents with the relevant patent number as necessary to establish and preserve its rights under applicable patent laws, except where such actions or failures, together with all other such other actions and failures hereunder since the Effective Date, could not reasonably be expected to result in a material diminution in the value of the Collateral.

(ii) Each Grantor (either itself or through its licensees or its sub-licensees) will, for each of its Trademarks material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark in the manner required to avoid invalidation of such Trademark under applicable trademark law, (iii) display such Trademark with notice of U.S. or non-U.S. registration to the extent necessary to establish and preserve its rights under applicable law, except where the failure to do so, together with all other such failures hereunder since the Effective Date, could not reasonably be expected to result in a material diminution in the value of the Collateral and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(iii) Each Grantor (either itself or through its licensees or sub-

licensees) will, for each work covered by any of its material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary to establish and preserve its rights under applicable copyright laws, except where the failure to do so, together with all other such failures hereunder since the Effective Date, could not reasonably be expected to result in a material diminution in the value of the Collateral.

(iv) Each Grantor shall notify the Collateral Agent promptly (a) if it knows that any of its Intellectual Property is reasonably likely to become abandoned, lost or dedicated to the public in a manner that could reasonably be expected to have a Material Adverse Effect, or (b) of any final materially adverse determination by a court of competent jurisdiction or Governmental Authority (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) that could reasonably be expected to result in a Material Adverse Effect, regarding such Grantor’s ownership of any of its Intellectual Property, its right to register the same, or its right to keep and maintain the same.

(v) In the event that any Grantor files an application or registration for any Intellectual Property with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, either itself or through any agent, employee, licensee or designee; the provisions of Section 2 hereof shall automatically apply thereto and such Grantor shall give to the Collateral Agent prompt notice thereof (provided, that any such Grantor shall not be required to provide notice with respect to any Trademarks more frequently than once per calendar quarter), and, upon request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property.

(vi) Each Grantor will take all necessary steps that are consistent with such Grantor’s reasonable business judgment in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Intellectual Property of such Grantor (and to seek to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business as conducted, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties, except to the extent, in the reasonable judgment of Grantor, any such Intellectual Property is no longer valuable in any material respect or economically practicable to maintain or useful in the conduct of the business of such Grantor.

(vii) In the event that any Grantor has reason to believe that any Collateral consisting of Intellectual Property material to the conduct of any Grantor’s business has been infringed, misappropriated or diluted by a third party, such Grantor shall, if consistent with such Grantor’s reasonable business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral and promptly shall notify the Collateral Agent of the initiation of such suit, except to the extent, in the reasonable judgment of Grantor, such Intellectual Property is no longer valuable in any material respect or economically practicable to maintain or useful in the conduct of the business of such Grantor.

(viii) Upon and during the continuance of an Event of Default, (i) no Grantor shall abandon or otherwise permit any Intellectual Property owned by such Grantor and that is material to the conduct of such Grantor’s business to become invalid and (ii) upon the Collateral Agent’s request, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License that constitutes Collateral that is material to the conduct of such Grantor’s business and owned by such Grantor to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

(ix) Subject to the limitations contained in the proviso to clause (xi) below, each Grantor shall execute, authenticate and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest hereunder in the Intellectual Property of such Grantor, and the General Intangibles of such Grantor relating thereto or represented thereby, which are material to the conduct of such Grantor’s business.

(x) Each Grantor agrees, at its own expense, as soon as practicable after the date hereof, to make such filings and to take such other actions as are reasonably necessary in each non-U.S. jurisdiction in which such Grantor owns any material registered or applied for Intellectual Property in order to perfect the Security Interest with respect to such Intellectual Property in such jurisdiction, provided that no Grantor shall be obligated to make any such filing or to take any such other action where the Collateral Agent and the Borrowers agree that the cost of such filing or action exceeds (or is not commercially reasonable with respect to) the value of the security afforded thereby.

(e) Deposit, Commodities and Securities Accounts. Each Grantor shall cause each bank and other financial institution with an account referred to in the Perfection Certificate (other than Excluded Accounts) to execute and deliver to the Collateral Agent (or its designee) a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, duly executed by such Grantor and such bank or financial institution, or enter into other arrangements in form and substance reasonably satisfactory to the Collateral Agent. Except as otherwise provided in the Financing Agreement, without the prior written consent of the Collateral Agent, no Grantor shall make or maintain any Deposit Account, Commodity Account or Securities Account except for the accounts set forth in the Perfection Certificate.

(f) [Intentionally Omitted.]

(g) Control. Each Grantor hereby agrees to take any or all action that may be necessary or that the Collateral Agent may reasonably request in order for the Collateral Agent to obtain control in accordance with Sections 9-105, 9-106, and 9-107 of the Code with respect to the following Collateral: (i) Electronic Chattel Paper (other than to the extent having a value of less than $500,000 in the aggregate), (ii) Investment Property and (iii) Letter-of-Credit Rights (other than to the extent having a value of less than $500,000 in the aggregate).

(h) Modification of Corporate Details. No Grantor shall, without giving the Collateral Agent at least 10 Business Days prior written notice thereof (or such shorter period as the Collateral Agent may agree), change (A) its name, identity or organizational structure, (B) its jurisdiction of incorporation or organization as set forth in Schedule 6.01(dd) to the Financing Agreement or (C) its chief executive office as set forth in Schedule 6.01(dd) to the Financing Agreement. Each Grantor shall notify the Collateral Agent within five Business Days of obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number.

SECTION 7. Voting Rights, Dividends, Etc. in Respect of the Pledged Interests.

(a) So long as no Event of Default shall have occurred and be continuing:

(i) each Grantor may exercise any and all voting rights pertaining to any Pledged Shares for any purpose not inconsistent with the terms of this Agreement, the Financing Agreement or the other Loan Documents; provided, however, that (A) each Grantor will give the Collateral Agent at least five (5) Business Days’ notice of the manner in which it intends to exercise, or the reasons for refraining from exercising, any such right that could reasonably be expected to adversely affect in any material respect the value, liquidity or marketability of any Collateral having a value in excess of $50,000 (it being understood that transfers of Collateral exclusively among the Loan Parties that are permitted by the Financing Agreement shall not be deemed to result in an adverse effect on the value of Collateral) or the creation, perfection and priority of the Collateral Agent’s Lien; and (B) none of the Grantors will exercise or refrain from exercising any such right, as the case may be (except as permitted by the Financing Agreement), if the Collateral Agent gives a Grantor notice that, in the Collateral Agent’s reasonable judgment, such action (or inaction) could reasonably be expected to adversely affect in any material respect the value, liquidity or marketability of any Collateral having a value in excess of $50,000 or the creation, perfection and priority of the Collateral Agent’s Lien; and

(ii) each Grantor may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Financing Agreement.

(iii) the Collateral Agent will execute and deliver (or cause to be executed and delivered) to a Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) hereof.

(b) Upon written notice from the Collateral Agent to the Borrowers’ Representative, during the occurrence and during the continuance of an Event of Default:

(i) all rights of each Grantor to exercise the voting rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments;

(ii) the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Grantor in respect of the Pledged Debt, and each of the Grantors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii) without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Interests, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine; and

(iv) all dividends, distributions, interest and other payments that are received by any of the Grantors shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantors, and shall be forthwith paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

SECTION 8. Additional Provisions Concerning the Collateral.

(a) To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement and the other Loan Documents, each Grantor hereby (i) authorizes the Collateral Agent to execute, during the continuance of an Event of Default, any such agreements, instruments or other documents in such Grantor’s name and, to the extent applicable, to file such agreements, instruments or other documents in such Grantor’s name in any appropriate filing office, (ii) authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Code, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor) and (ii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b) Each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s reasonable discretion after the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of a Grantor under Section 6 hereof and Section 7(a) hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to the Financing Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments made payable to such Grantor representing any dividend, interest payment or other distribution in respect of any Pledged Interests and to give full discharge for the same, (v) to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vi) to execute assignments, licenses and other documents to enforce the rights of the Collateral Agent and the Lenders with respect to any Collateral, (vii) to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand, and (viii) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral. This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than unasserted contingent indemnification obligations and unasserted contingent expense reimbursement obligations).

(c) Solely for the purpose of enabling the Collateral Agent to exercise its rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor (i) hereby grants to the Collateral Agent an irrevocable (during the continuance of an Event of Default), non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, or sublicense any Intellectual Property now or hereafter owned by any Grantor, wherever the same may be located, including in such license reasonable access to all media in Grantor’s possession in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof; provided, that, (x) such license shall be subject to the exclusive rights of any licensee under a license granted prior to such Event of Default, to the extent such license is a Permitted Disposition or Permitted Lien, and (y) the quality of any services or products in connection with which any Trademarks included in the Intellectual Property are used will not be materially inferior to the quality of such products sold by such Grantor under such Trademarks immediately prior to such Event of Default and such Grantor shall have the right to inspect any such products and services to monitor compliance with such standards, and (ii) upon the written request of the Collateral Agent, shall execute and deliver to the Collateral Agent, to the extent assignable, an assignment or assignments in favor of the Collateral Agent, of its rights to any Intellectual Property now or hereafter licensed or used by any Grantor. Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Financing Agreement that limit the right of a Grantor to dispose of its property and Section 6(i) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business. In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property). Further, upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Commitment and each of the Loan Documents, the Collateral Agent (subject to Section 13(e) hereof) shall release and reassign to the Grantors all of the Collateral Agent’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantors’ sole expense. The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this clause (c). Each Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d) If any Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the Collateral Agent, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 10 hereof and shall be secured by the Collateral (it being understood that to the extent practicable, the Collateral Agent shall use commercially reasonable efforts to provide prior notice of its intent to perform such agreements or obligations, but the failure to provide such notice shall not result in a breach of this Agreement or affect the Grantors’ reimbursement obligations hereunder or under the other Loan Documents).

(e) The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral

Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct). The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters. The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

(f) Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise in respect of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or otherwise in respect of the Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g) The Collateral Agent may at any time in its reasonable discretion exchange certificates constituting Pledged Shares for certificates of smaller or larger denominations.

SECTION 9. Remedies Upon Default. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent’s name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Collateral Agent and the Lenders, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent’s rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices, at any exchange or broker’s board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least ten (10) days’ prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor hereby waives any claims against the Collateral Agent and the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof. Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without warranty, (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness), if permitted by law, for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Collateral Agent (on behalf of itself and the Lenders) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral. In addition to the foregoing, if any Event of Default shall have occurred and be continuing: (i) upon written notice to any Grantor from the Collateral Agent, each Grantor shall cease any use of the Intellectual Property for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon five (5) days’ prior notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine, subject to any existing licenses granted to such Intellectual Property prior to such Event of Default and applicable law; and (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country.

(b) In the event that the Collateral Agent determines to exercise its right to sell all or any part of the Pledged Interests pursuant to Section 9(a) hereof, each Grantor will, at such Grantor’s expense and upon request by the Collateral Agent and to the extent not in violation of any federal securities laws, use its commercially reasonable efforts to: (i) execute and deliver, and cause each issuer of such Pledged Interests and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the reasonable opinion of the Collateral Agent, reasonably advisable to register such Pledged Interests under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or reasonably advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto, (ii) cause each issuer of such Pledged Interests to qualify such Pledged Interests under the state securities or “Blue Sky” laws of each jurisdiction, and to obtain all necessary governmental approvals for the sale of the Pledged Interests, as requested by the Collateral Agent, (iii) cause each Pledged Issuer to make available to its securityholders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act, and (iv) do or cause to be done all such other acts and things as may be necessary to make such sale of such Pledged Interests valid and binding and in compliance with applicable law. Each Grantor acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Collateral Agent by reason of the failure by any Grantor to perform any of the covenants contained in this Section 9(b) and, consequently, agrees that, if any Grantor fails to perform any of such covenants, the Collateral Agent may seek to have any covenant contained in this Section 9(b) be specifically enforced against such Grantor, and to the fullest extent permitted by applicable law, such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Financing Agreement.

(c) Notwithstanding the provisions of Section 9(b) hereof, each Grantor recognizes that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other securities constituting Pledged Interests and that the Collateral Agent may, therefore, determine to make one or more private sales of any such securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay the sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act. Each Grantor further acknowledges and agrees that any offer to sell such securities which has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation in the financial community of New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the Code (or any successor or similar, applicable statutory provision) as then in effect in the State of New York, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Collateral Agent may, in such event, bid for the purchase of such securities.

(d) Any cash held by the Collateral Agent (or its agent or designee) as Collateral and all Cash Proceeds received by the Collateral Agent (or its agent or designee) in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent (or its agent or designee) as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect, consistent with the provisions of the Financing Agreement. Any surplus of such cash or Cash Proceeds held by the Collateral Agent (or its agent or designee) and remaining after the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than unasserted contingent indemnification obligations and unasserted contingent expense reimbursement obligations), shall be paid over to Borrower’s Representative or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

(e) In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Collateral Agent and the Lenders are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such lower rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Collateral Agent to collect such deficiency.

(f) Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable requirements of law in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(g) The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

SECTION 10. Indemnity and Expenses. The provisions of Sections 12.04 and 12.15 of the Financing Agreement shall apply with like effect to this Agreement, as fully as if set forth at length herein.

SECTION 11. Notices, Etc. All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Financing Agreement.

SECTION 12. Security Interest Absolute; Joint and Several Obligations.

(a) All rights of the Secured Parties, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Financing Agreement or any other Loan Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Financing Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Secured Obligations. All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest.

(b) Each Grantor hereby waives (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation by any Borrower, (iii) notice of any actions taken by any Agent, any Lender, any Guarantor or any other Person under any Loan Document or any other agreement, document or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this subsection (b), might constitute grounds for relieving such Grantor of any such Grantor’s obligations hereunder and (v) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or other lien on any property subject thereto or exhaust any right or take any action against any Grantor or any other Person or any collateral.

(c) All of the obligations of the Grantors hereunder are joint and several. The Collateral Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably. In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Secured Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors. The release or discharge of any Grantor by the Collateral Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

SECTION 13. Miscellaneous.

(a) No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor affected thereby and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c) This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to paragraph (e) below, until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than unasserted contingent indemnification obligations and unasserted contingent expense reimbursement obligations) and (ii) be binding on each Grantor, and shall inure, together with all rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, the Secured Parties may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Financing Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Secured Parties herein or otherwise. Upon any such assignment or transfer, all references in this Agreement to any Secured Party shall mean the assignee of any such Secured Party. Except as expressly permitted under Section 7.02(c) of the Financing Agreement, none of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer shall be null and void.

(d) Without limiting the provisions of Section 12.26 of the Financing Agreement, upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash (other than unasserted contingent indemnification obligations and unasserted contingent expense reimbursement obligations), (i) subject to paragraph (e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Collateral Agent will, upon the Grantors’ request and at the Grantors’ expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.

(e) This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f) Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement the Schedules hereto, and the Collateral Agent may attach such Schedules as supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(g) THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY AND PERFECTION OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.

(h) In addition to and without limitation of any of the foregoing, this Agreement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

(i) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(j) Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(k) This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS:

BUILDERS FIRSTSOURCE—DALLAS, LLC

BUILDERS FIRSTSOURCE—FLORIDA, LLC

BUILDERS FIRSTSOURCE—OHIO VALLEY, LLC

BUILDERS FIRSTSOURCE—ATLANTIC GROUP, LLC

BUILDERS FIRSTSOURCE—RALEIGH, LLC

BUILDERS FIRSTSOURCE—SOUTHEAST GROUP, LLC

BUILDERS FIRSTSOURCE—TEXAS GROUP, L.P.

By: Builders FirstSource—Texas GenPar, LLC, its General Partner

BUILDERS FIRSTSOURCE—SOUTH TEXAS, L.P.

By: BFS Texas, LLC, its General Partner

BUILDERS FIRSTSOURCE—TEXAS INSTALLED SALES, L.P.

By: BFS Texas, LLC, its General Partner

By:	/s/ Chad Crow
	Name:	Chad Crow
	Title:	Senior Vice President—Finance and Chief Financial Officer of each of the foregoing companies

BUILDERS FIRSTSOURCE—NORTHEAST GROUP, LLC

BUILDERS FIRSTSOURCE, INC.

BUILDERS FIRSTSOURCE HOLDINGS, INC.

BUILDERS FIRSTSOURCE—COLORADO GROUP, LLC

BUILDERS FIRSTSOURCE—COLORADO, LLC BFS, LLC

BUILDERS FIRSTSOURCE—FLORIDA DESIGN CENTER, LLC

BUILDERS FIRSTSOURCE—TEXAS GENPAR, LLC

BUILDERS FIRSTSOURCE—MBS, LLC

BFS TEXAS, LLC

BFS IP, LLC

BUILDERS FIRSTSOURCE—INTELLECTUAL PROPERTY, L.P.

By: BFS IP, LLC, its General Partner

CCWP INC.

By:	/s/ Chad Crow
	Name:	Chad Crow
	Title:	Senior Vice President—Finance and Chief Financial Officer of each of the foregoing companies and corporations

SCHEDULE I

UCC FINANCING STATEMENTS

UCC Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Secretary of State

Builders FirstSource—Atlantic Group, LLC	Delaware

Builders FirstSource—Dallas, LLC	Delaware

Builders FirstSource—Florida, LLC	Delaware

Builders FirstSource—Ohio Valley, LLC	Delaware

Builders FirstSource—Raleigh, LLC	Delaware

Builders FirstSource—Southeast Group, LLC	Delaware

Builders FirstSource Holdings, Inc.	Delaware

Builders FirstSource, Inc.	Delaware

BFS, LLC	Delaware

BFS IP, LLC	Delaware

BFS Texas, LLC	Delaware

Builders FirstSource—Colorado, LLC	Delaware

Builders FirstSource—Colorado Group, LLC	Delaware

Builders FirstSource—Florida Design Center, LLC	Delaware

Builders FirstSource—MBS, LLC	Delaware

Builders FirstSource—Northeast Group, LLC	Delaware

Builders FirstSource—Texas GenPar, LLC	Delaware

Builders FirstSource—Intellectual Property, L.P.	Texas

Builders FirstSource—South Texas, L.P.	Texas

Builders FirstSource—Texas Group, L.P.	Texas

Builders FirstSource—Texas Installed Sales, L.P.	Texas

CCWP Inc.	South Carolina

SCHEDULE II

PLEDGED DEBT

1. Intercompany Note dated February 2005 payable by Builders FirstSource, Inc. and substantially all its subsidiaries to Builders FirstSource Financing, Inc., as amended by Amendment No. 1 to Intercompany Note dated November 2005.

2. Intercompany Note in the original principal amount of $50,000,000 dated April 1, 2005 payable by Builders FirstSource – Atlantic Group, LLC to Builders FirstSource Holdings, Inc.

3. Intercompany Note in the original principal amount of $21,831,319.67 dated April 28, 2006 payable by Builders FirstSource – Florida, LLC to Builders FirstSource, Inc.

4. Intercompany Note in the original principal amount of $6,876,222 dated November 3, 2006 payable by Builders FirstSource – Southeast Group, LLC to Builders FirstSource, Inc.

SCHEDULE III

PLEDGED SHARES

Grantor	Name of Pledged Issuer	Class	Certificate No(s).	Number of Shares/Equity Interests Pledged
Builders FirstSource—Texas Group, L.P.	BFS IP, LLC	Limited Liability Company Interests	001	1,000 Units
Builders FirstSource—Texas Group, L.P.	BFS Texas, LLC	Limited Liability Company Interests	001	1,000 Units
Builders FirstSource—Ohio Valley, LLC	BFS, LLC	Limited Liability Company Common Interest	2	100%
Builders FirstSource Holdings, Inc.	Builders FirstSource—Atlantic Group, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource Holdings, Inc.	Builders FirstSource—Colorado Group, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource—Colorado Group, LLC	Builders FirstSource—Colorado, LLC	Limited Liability Company Common Interest	2	100%
Builders FirstSource Holdings, Inc.	Builders FirstSource—Dallas, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource—Florida, LLC	Builders FirstSource—Florida Design Center, LLC	Limited Liability Company Common Interest	2	100 Units
Builders FirstSource Holdings, Inc.	Builders FirstSource—Florida, LLC	Limited Liability Company Interests	001	100 membership units

Grantor	Name of Pledged Issuer	Class	Certificate No(s).	Number of Shares/Equity Interests Pledged
Builders FirstSource—Texas Group, L.P.	Builders FirstSource—Intellectual Property, L.P.	Limited Partner Interest	4	9,900 Units
BFS IP, LLC	Builders FirstSource—Intellectual Property, L.P.	General Partner Interest	3	100 Units
Builders FirstSource, Inc.	Builders FirstSource—MBS, LLC	Limited Liability Company Common Interest	2	1,000 Units
Builders FirstSource, Inc.	Builders FirstSource—Northeast Group, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource Holdings, Inc.	Builders FirstSource—Ohio Valley, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource Holdings, Inc.	Builders FirstSource—Raleigh, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource—Texas Group, L.P.	Builders FirstSource—South Texas, L.P.	Limited Partner Interest	4	9,900 Units
BFS Texas, LLC	Builders FirstSource—South Texas, L.P.	General Partner Interest	3	100 Units
Builders FirstSource Holdings, Inc.	Builders FirstSource—Southeast Group, LLC	Limited Liability Company Interests	001	100 membership units
Builders FirstSource, Inc.	Builders FirstSource—Texas GenPar, LLC	Limited Liability Company Common Interest	2	1,000 Units

Grantor	Name of Pledged Issuer	Class	Certificate No(s).	Number of Shares/Equity Interests Pledged
Builders FirstSource—MBS, LLC	Builders FirstSource—Texas Group, L.P.	Limited Partner Interest	6	9,900 Partnership Units
Builders FirstSource—Texas GenPar, LLC	Builders FirstSource—Texas Group, L.P.	General Partner Interest	5	100 Partnership Units
Builders FirstSource—Texas Group, L.P.	Builders FirstSource—Texas Installed Sales, L.P.	Limited Partner Interest	4	9,900 Units
BFS Texas, LLC	Builders FirstSource—Texas Installed Sales, L.P.	General Partner Interest	3	100 Units
Builders FirstSource, Inc.	Builders FirstSource Holdings, Inc.	Common Stock	001	100 shares
Builders FirstSource—Southeast Group, LLC	CCWP Inc.	Common Stock	2	260,000 shares

EXHIBIT A

PLEDGE AMENDMENT

This Pledge Amendment, dated _________ __, ___, is delivered pursuant to Section 4 of the Pledge and Security Agreement referred to below. The undersigned hereby agrees that this Pledge Amendment may be attached to the Pledge and Security Agreement, dated December 2, 2011, as it may heretofore have been or hereafter may be amended, restated, supplemented, modified or otherwise changed from time to time (the “Security Agreement”) and that the promissory notes or shares listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Pledged Interests referred to in such Pledge Agreement and shall secure all of the Secured Obligations referred to in such Security Agreement.

Pledged Debt
Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Pledged Shares
Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

[GRANTOR]

By:
Name:
Title:

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, as the Collateral Agent

By:
Name:
Title:

EXHIBIT B

GRANT OF A SECURITY INTEREST —[TRADEMARKS] [PATENTS] [COPYRIGHTS]

WHEREAS, ________________ (the “Grantor”) [has adopted, used and is using, and holds all right, title and interest in and to, the Trademarks (as defined in the Security Agreement (as defined below)), including those Trademarks listed on the attached Schedule A,] [holds all right, title and interest in the Patents (as defined in the Security Agreement (as defined below)), including those Patents listed on the attached Schedule A] [holds all right, title and interest in the Copyrights (as defined in the Security Agreement (as defined below)), including those listed on the attached Schedule A];

WHEREAS, the Grantor has entered into a Pledge and Security Agreement, dated as of December 2, 2011 (as amended, restated, supplemented, modified or otherwise changed from time to time, the “Security Agreement”), in favor of Highbridge Principal Strategies, LLC, as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the “Grantee”); and

WHEREAS, pursuant to the Security Agreement, as collateral security for the payment, performance and observance of all of the Secured Obligations (as defined in the Security Agreement), the Grantor pledged and granted to the Grantee (and its agents and designees), for the benefit of the Secured Parties (as defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantor in, to and under the [Trademarks, together with the goodwill associated therewith and symbolized thereby,] [Patents] [Copyrights] and the applications and registrations thereof, and all Proceeds (as defined in the Security Agreement) thereof, and claims or causes of action arising our of or related to any infringement, misappropriation or other violation thereof, including, without limitation, rights to recover for past, present and future violations thereof (the “Collateral”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as collateral security for the payment, performance and observance of all of the Secured Obligations, the Grantor pledges and grants to the Grantee (and its agents and designees) for the benefit of the Secured Parties, a continuing security interest in the Collateral.

The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Grant of Security Interest – [Trademarks][Copyrights][Patents] to be duly executed by its officer thereunto duly authorized as of _____________ __, 20__.

[GRANTOR]

By:
Name:
Title:

STATE OF
ss.:
COUNTY OF

On this ____ day of _______________, 20__, before me personally came ________________, to me known to be the person who executed the foregoing instrument, and who, being duly sworn by me, did depose and say that s/he is the ________________ of _______________________________________, a ____________________, and that s/he executed the foregoing instrument in the firm name of _______________________________________, and that s/he had authority to sign the same, and s/he acknowledged to me that he executed the same as the act and deed of said firm for the uses and purposes therein mentioned.

[NOTARY SEAL]

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Trademark Registrations and Applications]

[Patents and Patent Applications]

[Copyright Registrations and Applications]

EXHIBIT C

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Highbridge Principal Strategies, LLC, as Collateral Agent

40 West 57th Street—33rd Floor

New York, NY 10019

Ladies and Gentlemen:

Reference hereby is made to the Pledge and Security Agreement, dated as of December 2, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), made by the Grantors from time to time party thereto in favor of Highbridge Principal Strategies, LLC, as the collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral (as defined in the Security Agreement) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment, performance and observance of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents.

SECTION 3. Supplements to Security Agreement Schedules. The undersigned has attached hereto supplemental Schedules I through III to Schedules I through III, respectively, to the Security Agreement.

SECTION 4. Representations and Warranties. The undersigned hereby makes each representation and warranty set forth in Section 5 of the Security Agreement (as supplemented by the attached supplemental Schedules) to the same extent as each other Grantor.

SECTION 5. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

SECTION 6. Filing Authorization. The undersigned hereby authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as “all assets, whether now owned or hereafter acquired” or “all personal property, whether now owned or hereafter acquired” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Code, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor).

SECTION 7. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8. Loan Document. In addition to and without limitation of any of the foregoing, this Security Agreement Supplement shall be deemed to be a Loan Document and shall otherwise be subject to all of terms and conditions contained in Sections 12.10 and 12.11 of the Financing Agreement, mutatis mutandi.

Very truly yours,

[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Acknowledged and Agreed:

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC, as Collateral Agent

By:
Name:
Title: